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                          Independent Auditors' Consent
                          -----------------------------




The Board of Directors and Stockholders
Audiovox Corporation:


We consent to the incorporation by reference in registration statement Nos. 333-36762 and 333- 82073 on Form S-8 of Audiovox Corporation of our report dated June 1, 2003, with respect to the consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended November 30, 2002, and the related financial statement schedule, which report appears in the November 30, 2002 annual report on Form 10-K of Audiovox Corporation and subsidiaries.

Our report dated June 1, 2003 contains explanatory paragraphs that state that the Company:

         o Changed its method of accounting for goodwill and other intangible assets and retroactively reclassified the consolidated statements of operations for 2000 and 2001.

         o Has restated the consolidated balance sheet as of November 30, 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years ended November 30, 2000 and 2001.

                                             s/KPMG LLP
                                             --------------------------------
                                               KPMG LLP


Melville, New York
June 1, 2003

                                   Exhibit 23